Exhibit 99.5

PART I — FINANCIAL INFORMATION

Item 1.   Financial Statements

TC PIPELINES, LP

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended
(unaudited)	March 31,
(millions of dollars, except per common unit amounts)	2017 (a)	2016 (a)

Transmission revenues	112	111
Equity earnings (Note 4)	36	33
Operation and maintenance expenses	(14)	(12)
Property taxes	(7)	(7)
General and administrative	(2)	(2)
Depreciation	(24)	(23)
Financial charges and other (Note 13)	(17)	(18)
Net income before taxes	84	82

Income taxes (Note 17)	(1)	(1)
Net Income	83	81

Net income attributable to non-controlling interest	6	7
Net income attributable to controlling interests	77	74

Net income attributable to controlling interest allocation (Note 7)
Common units	72	71
General Partner	3	2
TransCanada, as former parent of PNGTS	2	1
	77	74

Net income per common unit (Note 7) — basic and diluted (b)	$1.05	$1.10

Weighted average common units outstanding — basic and diluted (millions)	68.3	64.4

Common units outstanding, end of period (millions)	68.6	64.7

(a)              Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

(b)             Net income per common unit prior to recast (Refer to Note 2).

The accompanying notes are an integral part of these consolidated financial statements.

TC PIPELINES, LP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(unaudited)	March 31,
(millions of dollars)	2017 (a)	2016 (a)

Net income	83	81
Other comprehensive income
Change in fair value of cash flow hedges (Note 11)	1	(2)
Reclassification to net income of gains and losses on cash flow hedges (Note 11)	—	—
Amortization of realized loss on derivative instrument (Note 11)	—	—
Comprehensive income	84	79
Comprehensive income attributable to non-controlling interests	6	7
Comprehensive income attributable to controlling interests	78	72

(a)              Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

The accompanying notes are an integral part of these consolidated financial statements.

TC PIPELINES, LP

CONSOLIDATED BALANCE SHEETS

(unaudited)
(millions of dollars)	March 31, 2017 (a)	December 31, 2016 (a)

ASSETS
Current Assets
Cash and cash equivalents	77	64
Accounts receivable and other (Note 12)	41	47
Inventories	7	7
Other	6	7
	131	125
Equity investments (Note 4)	930	918
Plant, property and equipment (Net of $1,112 accumulated depreciation; 2016 - $1,088)	2,162	2,180
Goodwill	130	130
Other assets	1	1
	3,354	3,354

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	26	29
Accounts payable to affiliates (Note 10)	7	8
Accrued interest	13	10
Distributions payable	3	3
Current portion of long-term debt (Note 5)	46	52
	95	102
Long-term debt, net (Note 5)	1,804	1,859
Deferred state income taxes (Note 17)	10	10
Other liabilities	28	28
	1,937	1,999

Common units subject to rescission (Note 6)	64	83

Partners’ Equity
Common units	1,098	1,002
Class B units (Note 6)	95	117
General partner	28	27
Accumulated other comprehensive loss (AOCL)	(1)	(2)
Controlling interests	1,220	1,144
Non-controlling interest	101	97
Equity of former parent of PNGTS	32	31
	1,353	1,272
	3,354	3,354

Variable Interest Entities (Note 16)
Subsequent Events (Note 18)

(a)              Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

The accompanying notes are an integral part of these consolidated financial statements.

TC PIPELINES, LP

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three months ended
(unaudited)	March 31,
(millions of dollars)	2017 (a)	2016 (a)

Cash Generated From Operations
Net income	83	81
Depreciation	24	23
Amortization of debt issue costs reported as interest expense	1	1
Deferred state income taxes recovery	—	(7)
Equity earnings from equity investments (Note 3 and 4)	(36)	(33)
Distributions received from operating activities of equity investments (Note 3)	28	41
Change in operating working capital (Note 9)	7	14
	107	120
Investing Activities
Investment in Great Lakes (Note 4)	(4)	(4)
Acquisition of a 49.9 percent interest in PNGTS	—	(193)
Capital expenditures	(7)	(11)
	(11)	(208)
Financing Activities
Distributions paid (Note 8)	(68)	(60)
Distributions paid to Class B units (Note 6)	(22)	(12)
Distributions paid to non-controlling interests	(2)	(4)
Distributions paid to former parent of PNGTS	(1)	(6)
Common unit issuance, net (Note 6)	71	—
Common unit issuance subject to rescission, net (Note 6)	—	19
Long-term debt issued, net of discount (Note 5)	—	195
Long-term debt repaid (Note 5)	(61)	(30)
	(83)	102
Increase in cash and cash equivalents	13	14
Cash and cash equivalents, beginning of period	64	55
Cash and cash equivalents, end of period	77	69

(a)              Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

The accompanying notes are an integral part of these consolidated financial statements.

TC PIPELINES, LP

CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS’ EQUITY

	Limited Partners					General		Non- Controlling	PNGTS	Total Equity
	Common Units			Class B Units		Partner	AOCL (a)	Interest (d)	(c) (d)	(d)
	(millions of units)		(millions of dollars)	(millions of units)	(millions of dollars)	(millions of dollars)	(millions of dollars)	(millions of dollars)	(millions ofdollars)	(millions of dollars)
Partners’ Equity at December 31, 2016(d)	67.4		1,002	1.9	117	27	(2)	97	31	1,272
Net income (d)	—		72	—	—	3	—	6	2	83
Other Comprehensive income, net(d)	—		—	—	—	—	1	—		1
ATM Equity Issuance, net (Note 6)	1.2		69	—	—	2	—	—		71
Reclassification of common units no longer subject to rescission (Note 6)	—		19	—	—	—	—	—		19
Distributions (d)	—		(64)	—	(22)	(4)	—	(2)	(1)	(93)
Partners’ Equity at March 31, 2017(d)	68.6	(b)	1,098	1.9	95	28	(1)	101	32	1,353

(a)              Income related to cash flow hedges reported in Accumulated Other Comprehensive Loss and expected to be reclassified to net income in the next 12 months are estimated to be $1 million. These estimates assume constant interest rates over time; however, the amounts reclassified will vary based on actual value of interest rates at the date of settlement.

(b)             Includes common units subject to rescission. These units are treated as outstanding for financial reporting purposes.

(c)              Equity of Former Parent of PNGTS.

(d)             Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

The accompanying notes are an integral part of these consolidated financial statements.

TC PIPELINES, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1                         ORGANIZATION

TC PipeLines, LP and its subsidiaries are collectively referred to herein as the Partnership. The Partnership was formed by TransCanada PipeLines Limited, a wholly-owned subsidiary of TransCanada Corporation (TransCanada Corporation together with its subsidiaries collectively referred to herein as TransCanada), to acquire, own and participate in the management of energy infrastructure assets in North America.

The Partnership owns its pipeline assets through three intermediate limited partnerships (ILPs), TC GL Intermediate Limited Partnership, TC PipeLines Intermediate Limited Partnership and TC Tuscarora Intermediate Limited Partnership.

NOTE 2                         SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements and related notes have been prepared in accordance with United States generally accepted accounting principles (GAAP) and amounts are stated in U.S. dollars. The results of operations for the three months ended March 31, 2017 and 2016 are not necessarily indicative of the results that may be expected for the full fiscal year.

The accompanying financial statements should be read in conjunction with the Audited Consolidated Financial Statements and Notes thereto included as Exhibit 99.2 of  this Current Report on Form 8-K. That report contains a more comprehensive summary of the Partnership’s significant accounting policies. In the opinion of management, the accompanying financial statements contain all of the appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, and considered necessary to present fairly the financial position of the Partnership, the results of operations and cash flows for the respective periods. Our significant accounting policies are consistent with those disclosed in the Audited Consolidated Financial Statements and Notes thereto included in Exhibit 99.2 of  this Current Report on Form 8-K, except as described in Note 3, Accounting Pronouncements.

Basis of Presentation

The Partnership consolidates its interests on entities over which it is able to exercise control. To the extent there are interests owned by other parties, these interests are included in non-controlling interests. The Partnership uses the equity method of accounting for its investments in entities over which it is able to exercise significant influence.

Acquisitions by the Partnership from TransCanada  are considered common control transactions. When businesses that will be consolidated are acquired from TransCanada by the Partnership, the historical financial statements are required to be recast, except net income per common unit, to include the acquired entities for all periods presented.

When the Partnership acquires an asset or an investment from TransCanada, which will be accounted for by the equity method, the financial information is not required to be recast and the transaction is accounted for prospectively from the date of acquisition.

On June 1, 2017, the Partnership acquired from a subsidiary of TransCanada an additional 11.81 percent interest in PNGTS, resulting in the Partnership owning 61.71 percent in PNGTS (Refer to Note 18-Subsequent Events).  As a result of the Partnership owning 61.71 percent of PNGTS, the Partnership’s historical financial information was recast, except net income (loss) per common unit, to consolidate PNGTS for all the periods presented in these consolidated financial statements. Additionally, this acquisition was accounted for as transaction between entities under common control, similar to pooling of interests, whereby the assets and liabilities of PNGTS were recorded at TransCanada’s carrying value.

Also, on June 1, 2017, the Partnership acquired from subsidiaries of TransCanada a 49.34 percent interest in Iroquois Gas Transmission,L.P (“Iroquois”) (Refer to Note 18-Subsequent Events). Accordingly, the equity method investment in Iroquois was accounted for prospectively and did not form part of these consolidated financial statements.

On January 1, 2016, the Partnership acquired a 49.9 percent interest in PNGTS (2016 PNGTS Acquisition) from a subsidiary of TransCanada. The PNGTS Acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the equity investment in PNGTS was recorded at

TransCanada’s carrying value and the total excess purchase price paid was recorded as a reduction in Partners’ Equity. Accordingly, the equity investment in PNGTS is being eliminated as a result of consolidating PNGTS for all the periods presented. Refer to Note 6 for additional disclosure regarding the PNGTS Acquisition.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates are reasonable, actual results could differ from these estimates.

NOTE 3                         ACCOUNTING PRONOUNCEMENTS

Retrospective application of ASU No 2016-15  “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments”

In August 2016, the FASB issued an amendment of previously issued guidance, which intends to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The new guidance is effective January 1, 2018, however as early adoption is permitted, the Partnership elected to retrospectively apply this guidance effective December 31, 2016. The Partnership has elected to classify distributions received from equity method investees using the nature of distributions approach as it is more representative of the nature of the underlying activities of the investees that generated the distributions. As a result, certain comparative period distributions received from equity method investees, amounting to $8 million for the three months ended March 31, 2016, have been reclassified from investing activities to cash generated from operations in the consolidated statement of cash flows.

Effective January 1, 2017

Inventory

In July 2015, the FASB issued new guidance on simplifying the measurement of inventory. The new guidance specifies that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This new guidance was effective January 1, 2017, and was applied prospectively and did not have a material impact on the Partnership’s consolidated balance sheet.

Equity method and joint ventures

In March 2016, the FASB issued new guidance that simplifies the transition to equity method accounting. The new guidance eliminates the requirement to retroactively apply the equity method of accounting when an increase in ownership interest in an investment qualifies for equity method accounting. The new guidance is effective January 1, 2017 and was applied prospectively. The application of this guidance did not have a material impact on the Partnership’s consolidated financial statements.

Consolidation

In October 2016, the FASB issued new guidance on consolidation relating to interests held through related parties that are under common control.  The new guidance amends the consolidation requirements such that if a decision maker is required to evaluate whether it is the primary beneficiary of a variable interest entity (VIE), it will need to consider only its proportionate indirect interest in the VIE held through common control party.  The guidance was effective January 1, 2017, was applied retrospectively and did not result in any change to our consolidation conclusions.

Future accounting changes

Revenue from contracts with customers

In 2014, the FASB issued new guidance on revenue from contracts with customers. The new guidance requires that an entity recognize revenue in accordance with a five-step model. This model is used to depict the transfer of promised goods or services to customers in an amount that reflects the total consideration to which it expects to be entitled during the term of the contract in exchange for those goods or services. The new guidance also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and the related cash flows. The Partnership will adopt the new standard on the effective date of January 1, 2018. There are two methods in which the new standard can be adopted: (1) a full retrospective approach with restatement of all prior periods presented, or (2) a modified retrospective approach with a cumulative-effect adjustment as of the date of adoption. The Partnership currently anticipates adopting the standard using the modified retrospective approach with the cumulative-effect of initially applying the guidance recognized at the date of adoption, subject to allowable and elected practical expedients.

The Partnership has identified all existing customer contracts that are within the scope of the new guidance and is in the process of analyzing individual contracts or groups of contracts to identify any significant changes in how revenues are recognized as a result of implementing the new standard. While the Partnership has not identified any material differences in the amount and timing of revenue recognition for the contracts that have been analyzed to date, the evaluation is not complete and the Partnership has not concluded on the overall impact of adopting the new guidance. The Partnership continues its contract analysis to obtain the information necessary to quantify, the cumulative-effect adjustment, if any, on prior period revenues. The Partnership also continues to address any system and process changes necessary to compile the information to meet the recognition and disclosure requirements of the new guidance.

Leases

In February 2016, the FASB issued new guidance on the accounting for leases. The new guidance amends the definition of a lease requiring the customer to have both (1) the right to obtain substantially all of the economic benefits from the use of the asset and (2) the right to direct the use of the asset in order for the arrangement to qualify as a lease. The new guidance also establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The new guidance does not make extensive changes to lessor accounting.

The new guidance is effective on January 1, 2019, with early adoption permitted. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Partnership is continuing to identify and analyze existing lease agreements to determine the effect of adoption of the new guidance on its consolidated financial statements. The Partnership is also addressing system and process changes necessary to compile the information to meet the recognition and disclosure requirements of the new guidance.

Goodwill Impairment

In January 2017, the FASB issued new guidance on simplifying the test for goodwill impairment by eliminating the requirement to calculate the implied fair value of goodwill to measure the impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. This new guidance is effective January 1, 2020 and will be applied prospectively. Early adoption is permitted. The Partnership is currently evaluating the impact of the adoption of this guidance and has not yet determined the effect on its consolidated financial statements.

NOTE 4                         EQUITY INVESTMENTS

Northern Border and Great Lakes are regulated by FERC and are operated by TransCanada. The Partnership uses the equity method of accounting for its interests in its equity investees. The Partnership’s equity investments are held through our ILPs that are considered to be variable interest entities (VIEs) (refer to Note 16).

	Ownership	Equity Earnings (b)		Equity Investments (b)
	Interest at	Three months
(unaudited)	March 31,	ended March 31,		March 31,	December 31,
(millions of dollars)	2017	2017	2016	2017	2016

Northern Border(a)	50%	19	18	441	444
Great Lakes	46.45%	17	15	489	474
		36	33	930	918

(a)   Equity earnings from Northern Border is net of the 12-year amortization of a $10 million transaction fee paid to the operator of Northern Border at the time of the Partnership’s acquisition of additional 20 percent interest in April 2006.

(b)  Recast to eliminate equity earnings from PNGTS and consolidate PNGTS for all periods presented (Refer to Note 2).

Northern Border

The Partnership did not have undistributed earnings from Northern Border for the three months ended March 31, 2017 and 2016.

The summarized financial information for Northern Border is as follows:

(unaudited)
(millions of dollars)	March 31, 2017	December 31, 2016

ASSETS
Cash and cash equivalents	18	14
Other current assets	36	36
Plant, property and equipment, net	1,085	1,089
Other assets	15	14
	1,154	1,153

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities	44	38
Deferred credits and other	29	28
Long-term debt, including current maturities, net	430	430
Partners’ equity
Partners’ capital	653	659
Accumulated other comprehensive loss	(2)	(2)
	1,154	1,153

	Three months ended
(unaudited)	March 31,
(millions of dollars)	2017	2016

Transmission revenues	74	74
Operating expenses	(17)	(16)
Depreciation	(15)	(15)
Financial charges and other	(4)	(6)
Net income	38	37

Great Lakes

The Partnership made an equity contribution to Great Lakes of $4 million in the first quarter of 2017. This amount represents the Partnership’s 46.45 percent share of a $9 million cash call from Great Lakes to make a scheduled debt repayment.

The Partnership did not have undistributed earnings from Great Lakes for the three months ended March 31, 2017 and 2016.

The summarized financial information for Great Lakes is as follows:

(unaudited)
(millions of dollars)	March 31, 2017	December 31, 2016

ASSETS
Current assets	86	66
Plant, property and equipment, net	708	714
	794	780

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities	31	40
Long-term debt, including current maturities, net	269	278
Partners’ equity	494	462
	794	780

	Three months ended
(unaudited)	March 31,
(millions of dollars)	2017	2016

Transmission revenues	63	61
Operating expenses	(14)	(15)
Depreciation	(7)	(7)
Financial charges and other	(5)	(6)
Net income	37	33

NOTE 5                         DEBT AND CREDIT FACILITIES

(unaudited) (millions of dollars)	March 31, 2017(b)	Weighted Average Interest Rate for the Quarter Ended March 31, 2017 (b)		December 31, 2016(b)		Weighted Average Interest Rate for the Year Ended December 31, 2016(b)

TC PipeLines, LP
Senior Credit Facility due 2021	110	2.03%		160		1.72%
2013 Term Loan Facility due July 2018	500	2.03%		500		1.73%
2015 Term Loan Facility due September 2018	170	1.93%		170		1.63%
4.65% Unsecured Senior Notes due 2021	350	4.65	%(a)	350		4.65	%(a)
4.375% Unsecured Senior Notes due 2025	350	4.375	%(a)	350		4.375	%(a)
GTN
5.29% Unsecured Senior Notes due 2020	100	5.29	%(a)	100		5.29	%(a)
5.69% Unsecured Senior Notes due 2035	150	5.69	%(a)	150		5.69	%(a)
Unsecured Term Loan Facility due 2019	65	1.73%		65		1.43%
PNGTS
5.90% Senior Secured Notes due December 2018	41	5.90	%(a)	53		5.90	%(a)
Tuscarora
Unsecured Term Loan due 2019	10	1.91%		10		1.64%
3.82% Series D Senior Notes due 2017	12	3.82	%(a)	12		3.82	%(a)
	1,858			1,920
Less: unamortized debt issuance costs and debt discount	8			9
Less: current portion	46			52	(c)
	1,804			1,859

(a)              Fixed interest rate

(b)             Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

(c)              Includes the PNGTS portion due at December 31, 2016 amounting to $5.5 million that was paid on January 3, 2017

The Partnership’s Senior Credit Facility consists of a $500 million senior revolving credit facility with a banking syndicate, maturing November 10, 2021, under which $110 million was outstanding at March 31, 2017 (December 31, 2016 - $160 million), leaving $390 million available for future borrowing. The LIBOR-based interest rate on the Senior Credit Facility was 2.04 percent at March 31, 2017 (December 31, 2016 — 1.92 percent).

As of March 31, 2017, the variable interest rate exposure related to 2013 Term Loan Facility was hedged by fixed interest rate swap arrangements and our effective interest rate was 2.31 percent (December 31, 2016 — 2.31 percent). Prior to hedging activities, the LIBOR-based interest rate on 2013 Term Loan Facility was 2.04 percent at March 31, 2017 (December 31, 2016 — 1.87 percent).

The LIBOR-based interest rate on the 2015 Term Loan Facility was 1.93 percent at March 31, 2017 (December 31, 2016 — 1.77 percent).

The 2013 Term Loan Facility and the 2015 Term Loan Facility (Term Loan Facilities) and the Senior Credit Facility  require the Partnership to maintain a certain leverage ratio (debt to adjusted cash flow [net income plus cash distributions received, extraordinary losses, interest expense, expense for taxes paid or accrued, and depreciation and amortization expense less equity earnings and extraordinary gains]) no greater than 5.00 to 1.00 for each fiscal quarter, except for the fiscal quarter and the two following fiscal quarters in which one or more acquisitions has been executed, in which case the leverage ratio is to be no greater than 5.50 to 1.00. The leverage ratio was 4.04 to 1.00 as of March 31, 2017.

GTN

GTN’s Unsecured Senior Notes, along with GTN’s Unsecured Term Loan Facility contain a covenant that limits total debt to no greater than 70 percent of GTN’s total capitalization.  GTN’s total debt to total capitalization ratio at March 31, 2017 was 44.7 percent. The LIBOR-based interest rate on the GTN’s Unsecured Term Loan Facility was 1.73 percent at March 31, 2017 (December 31, 2016 — 1.57 percent).

PNGTS

PNGTS’ Senior Secured Notes are secured by the PNGTS long-term firm shipper contracts and its partners’ pledge of their equity and a guarantee of debt service for six months. PNGTS is restricted under the terms of its note purchase agreement from making cash distributions unless certain conditions are met. Before a distribution can be made, the debt service reserve account must be fully funded and PNGTS’ debt service coverage ratio for the preceding and succeeding twelve months must be 1.30 or greater. At March 31, 2017, the debt service coverage ratio was 1.86 for the twelve preceding months and 1.52 for the twelve succeeding months. Therefore, PNGTS was not restricted to make any cash distributions.

Tuscarora

Tuscarora’s Series D Senior Notes, which require yearly principal payments until maturity, are secured by Tuscarora’s transportation contracts, supporting agreements and substantially all of Tuscarora’s property. The note purchase agreements contain certain provisions that include, among other items, limitations on additional indebtedness and distributions to partners. The Series D Senior Notes contain a covenant that limits total debt to no greater than 45 percent of Tuscarora’s total capitalization.  Tuscarora’s total debt to total capitalization ratio at March 31, 2017 was 21.05 percent. Additionally, the Series D Senior Notes require Tuscarora to maintain a Debt Service Coverage Ratio (cash available from operations divided by a sum of interest expense and principal payments) of greater than 3.00 to 1.00. The ratio was 3.92 to 1.00 as of March 31, 2017.

The LIBOR-based interest rate on the Tuscarora’s Unsecured Term Loan Facility was 2.12 percent at March 31, 2017 (December 31, 2016 —1.90 percent).

At March 31, 2017, the Partnership was in compliance with its financial covenants, in addition to the other covenants which include restrictions on entering into mergers, consolidations and sales of assets, granting liens, material amendments to the Third Amended and Restated Agreement of Limited Partnership (Partnership Agreement), incurring additional debt and distributions to unitholders.

The principal repayments required of the Partnership on its debt are as follows:

(unaudited)
(millions of dollars)

2017	40	(a)
2018	715	(a)
2019	43
2020	100
2021	460
Thereafter	500
	1,858	(a)

(a)              Recast to consolidate PNGTS for all periods presented. (Refer to Note 2).

NOTE 6        PARTNERS’ EQUITY

ATM equity issuance program (ATM program)

During the three months ended March 31, 2017, we issued 1,197,749 common units under our ATM program generating net proceeds of approximately $69 million, plus $2 million from the General Partner to maintain its effective two percent general partner interest. The commissions to our sales agents in the three months ended March 31, 2017 were approximately $704,000. The net proceeds were used for general partnership purposes.

Class B units issued to TransCanada

The Class B Units we issued on April 1, 2015 to finance a portion of the 2015 GTN Acquisition represent a limited partner interest in us and entitle TransCanada to an annual distribution based on 30 percent of GTN’s annual distributions as follows: (i) 100 percent of distributions above $20 million through March 31, 2020; and (ii) 25 percent of distributions above $20 million thereafter.

For the year ending December 31, 2017, the Class B units’ equity account will be increased by the excess of 30 percent of GTN’s distributions over the annual threshold of $20 million until such amount is declared for distribution and paid in the first quarter of 2018. During the three months ended March 31, 2017, the threshold has not been exceeded.

For the year ended December 31, 2016, the Class B distribution was $22 million and was declared and paid in the first quarter of 2017.

Common unit issuance subject to rescission

In connection with a late filing of an employee-related Form 8-K with the SEC in March 2016, the Partnership became ineligible to use the then effective shelf registration statement upon filing of its 2015 Annual Report. As a result, it was determined that the purchasers of the 1.6 million common units that were issued from March 8, 2016 to May 19, 2016 under the Partnership’s ATM program may have a rescission right for an amount equal to the purchase price paid for the units, plus statutory interest and less any distributions paid, upon the return of such units to the Partnership. The Securities Act generally requires that any claim brought for a violation of Section 5 of the Securities Act be brought within one year of violation.

At December 31, 2016, $83 million was recorded as Common units subject to rescission on the consolidated balance sheet.  The Partnership classified all the 1.6 million common units sold under its ATM program from March 8, 2016 up to and including May 19, 2016, which may be subject to rescission rights, outside of equity given the potential redemption feature which is not within the control of the Partnership. These units are treated as outstanding for financial reporting purposes.

At March 31, 2017, $19 million of the Common units subject to rescission on the consolidated balance sheet were reclassified back to equity. The amount reclassified represents the net proceeds received from the 0.4 million units sold from March 8, 2016 up to and including March 31, 2016 as the rescission rights attached to these units expired.

No unitholder claimed or attempted to exercise any rescission rights prior to their expiry dates and the final rights related to the sales of such units expired on May 19, 2017. Therefore all the common units subject to rescission on the consolidated balance sheet were reclassified back to equity on our consolidated balance sheet at June 30, 2017 as filed on our Second Quarterly report on Form 10Q dated August 3, 2017.

NOTE 7        NET INCOME PER COMMON UNIT

Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributed to PNGTS’ former parent, amounts attributable to the General Partner and Class B units by the weighted average number of common units outstanding.

The amounts allocable to the General Partner equals an amount based upon the General Partner’s effective two percent general partner interest, plus an amount equal to incentive distributions. Incentive distributions are paid to the General Partner if quarterly cash distributions on the common units exceed levels specified in the Partnership Agreement.

The amount allocable to the Class B units in 2017 equals 30 percent of GTN’s distributable cash flow during the year ended December 31, 2017 less $20 million (December 31, 2016 —$20 million). During the three months ended March 31, 2017 and 2016, no amounts were allocated to the Class B units as the annual threshold of $20 million has  not been exceeded.

Net income per common unit was determined as follows:

(unaudited)	Three months ended March 31,
(millions of dollars, except per common unit amounts)	2017	2016

Net income attributable to controlling interests (a)	77	74
Net income attributable to PNGTS’ former parent (a) (b)	(2)	(1)
Net income allocable to General Partner and Limited Partners	75	73
Net income attributable to the General Partner	(1)	(1)
Incentive distributions attributable to the General Partner (c)	(2)	(1)
Net income attributable to common units	72	71
Weighted average common units outstanding (millions) — basic and diluted (d)	68.3	64.4
Net income per common unit — basic and diluted (e)	$1.05	$1.10

(a)              Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

(b)             Net income allocable to General and Limited Partners excludes net income attributed to PNGTS’ former parent as it was allocated to TransCanada and was not allocable to either the general partner, common units or Class B units.

(c)              Under the terms of the Partnership Agreement, for any quarterly period, the participation of the incentive distribution rights (IDRs) is limited to the available cash distributions declared. Accordingly, incentive distributions allocated to the General Partner are based on the Partnership’s available cash during the current reporting period, but declared and paid in the subsequent reporting period.

(d)             Includes the common units subject to rescission. These units are treated as outstanding for financial reporting purposes. Refer to Note 6.

(e)              Net income per common unit prior to recast (Refer to Note 2).

NOTE 8        CASH DISTRIBUTIONS TO COMMON UNITS

During the three months ended March 31, 2017, the Partnership distributed $0.94 per common unit (March 31, 2016 — $0.89 per common unit) for a total of $68 million (March 31, 2016 - $60 million).

The distribution paid to our General Partner during the three months ended March 31, 2017 for its effective two percent general partner interest was $2 million along with an IDR payment of $2 million for a total distribution of $4 million (March 31, 2016 - $1 million for the effective two percent interest and a $1 million IDR payment).

NOTE 9        CHANGE IN OPERATING WORKING CAPITAL

(unaudited)	Three months ended March 31,
(millions of dollars)	2017 (b)	2016 (b)

Change in accounts receivable and other	7	(2)
Change in other current assets	1	3
Change in accounts payable and accrued liabilities	(3)	3 (a)
Change in accounts payable to affiliates	(1)	(4)
Change in state income taxes payable	—	9
Change in accrued interest	3	5
Change in operating working capital	7	14

(a)              The accrual of $10 million for the construction of GTN’s Carty Lateral in December 31, 2015 was paid during the first quarter of 2016. Accordingly, the payment was reported as capital expenditures in our cash flow statement during the first quarter of 2016.

(b)             Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

NOTE 10      RELATED PARTY TRANSACTIONS

The Partnership does not have any employees. The management and operating functions are provided by the General Partner. The General Partner does not receive a management fee in connection with its management of the Partnership. The Partnership reimburses the General Partner for all costs of services provided, including the costs of employee, officer and director compensation and benefits, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership. Such costs include (i) overhead costs (such as office space and equipment) and (ii) out-of-pocket expenses related to the provision of such services. The Partnership

Agreement provides that the General Partner will determine the costs that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Total costs charged to the Partnership by the General Partner were $1 million for each of the three months ended March 31, 2017 and 2016.

As operator, TransCanada’s subsidiaries provide capital and operating services to our pipeline systems. TransCanada’s subsidiaries incur costs on behalf of our pipeline systems, including, but not limited to, employee salary and benefit costs, and property and liability insurance costs.

Capital and operating costs charged to our pipeline systems for the three months ended March 31, 2017 and 2016 by TransCanada’s subsidiaries and amounts payable to TransCanada’s subsidiaries at March 31, 2017 and December 31, 2016 are summarized in the following tables:

	Three months ended
(unaudited)	March 31,
(millions of dollars)	2017	2016

Capital and operating costs charged by TransCanada’s subsidiaries to:
Great Lakes (a)	8	7
Northern Border (a)	10	6
PNGTS (a) (c)	2	2
GTN (a)	7	6
Bison (b)	1	(1)
North Baja	1	1
Tuscarora	1	1
Impact on the Partnership’s net income:
Great Lakes	3	3
Northern Border	3	3
PNGTS (c)	1	1
GTN	7	5
Bison	1	1
North Baja	1	1
Tuscarora	1	1

(unaudited)
(millions of dollars)	March 31, 2017	December 31, 2016

Net amounts payable to TransCanada’s subsidiaries is as follows:
Great Lakes (a)	3	4
Northern Border (a)	3	4
PNGTS (a) (c)	1	1
GTN	3	3
Bison	––	1
North Baja	––	1
Tuscarora	1	1

(a)         Represents 100 percent of the costs.

(b)         In March 2016, Bison sold excess pipe (at cost ) to an affiliate.

(c)          Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

Great Lakes

Great Lakes earns significant transportation revenues from TransCanada and its affiliates, some of which are provided at discounted rates and some at maximum recourse rates. For the three months ended March 31, 2017, Great Lakes earned 67 percent of transportation revenues from TransCanada and its affiliates (March 31, 2016 — 76 percent).

At March 31, 2017, $15 million was included in Great Lakes’ receivables in regards to the transportation contracts with TransCanada and its affiliates (December 31, 2016 — $19 million).

Great Lakes operates under a FERC approved 2013 rate settlement that includes a revenue sharing mechanism that requires Great Lakes to share with its shippers certain percentages of any qualifying revenues earned above a certain return on equity threshold. For the year ended December 31, 2016, Great Lakes recorded an estimated 2016 revenue sharing provision of $7.2 million. For the three months ended March 31, 2017, Great Lakes recorded an estimated 2017 revenue sharing provision of $3.4 million. Great Lakes expects that a significant percentage of this refund will be paid to its affiliates.

PNGTS

For the three months ended March 31, 2017 and 2016, PNGTS provided transportation services to a related party. Revenues from TransCanada Energy Ltd., a subsidiary of TransCanada, for the three months ended March 31, 2017 and 2016 were approximately nil million and  $1 million, respectively. At March 31, 2017, PNGTS had nil million outstanding receivables from TransCanada Energy Ltd. in the consolidated balance sheets (December 31, 2016- nil million).

NOTE 11      FAIR VALUE MEASUREMENTS

(a) Fair Value Hierarchy

Under ASC 820, Fair Value Measurements and Disclosures, fair value measurements are characterized in one of three levels based upon the inputs used to arrive at the measurement. The three levels of the fair value hierarchy are as follows:

•      Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

•      Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•      Level 3 inputs are unobservable inputs for the asset or liability.

When appropriate, valuations are adjusted for various factors including credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

(b) Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable and other, accounts payable and accrued liabilities, accounts payable to affiliates and accrued interest approximate their fair values because of the short maturity or duration of these instruments, or because the instruments bear a variable rate of interest or a rate that approximates current rates. The fair value of the Partnership’s debt is estimated by discounting the future cash flows of each instrument at estimated current borrowing rates. The fair value of interest rate derivatives is calculated using the income approach, which uses period-end market rates and applies a discounted cash flow valuation model.

Long-term debt is recorded at amortized cost and classified in Level 2 of the fair value hierarchy for fair value disclosure purposes. Interest rate derivative assets and liabilities are classified in Level 2 for all periods presented where the fair value is determined by using valuation techniques that refer to observable market data or estimated market prices.  The estimated fair value of the Partnership’s debt at March 31, 2017 and December 31, 2016 was $1,905 million and $1,963 million, respectively.

Market risk is the risk that changes in market interest rates may result in fluctuations in the fair values or cash flows of financial instruments. The Partnership’s floating rate debt is subject to LIBOR benchmark interest rate risk. The Partnership uses interest rate derivatives to manage its exposure to interest rate risk. We regularly assess the impact of interest rate fluctuations on future cash flows and evaluate hedging opportunities to mitigate our interest rate risk.

The interest rate swaps are structured such that the cash flows of the derivative instruments match those of the variable rate of interest on the 2013 Term Loan Facility. The Partnership hedged interest payments on the variable- rate 2013 Term Loan Facility with interest rate swaps maturing July 1, 2018, at a weighted average fixed interest rate of 2.31 percent. At March 31, 2017, the fair value of the interest rate swaps accounted for as cash flow hedges was an asset of $2 million (both on a gross and net basis).  At December 31, 2016, the fair value of the interest rate swaps accounted for as cash flow hedges was an asset of $1 million and a liability of $1 million (on a gross basis) and an asset of nil million (on a net basis). The Partnership did not record any amounts in net income related to ineffectiveness for interest rate hedges for the three months ended March 31, 2017 and 2016. The change in fair value of interest rate derivative instruments recognized in other comprehensive income was a gain of $1 million for the three months ended March 31, 2017 (March 31, 2016 — loss of $2 million). For the three months ended March

31, 2017, the net realized loss related to the interest rate swaps was nil million and was included in financial charges and other (March 31, 2016 — nil million) (refer to Note 13).

The Partnership has no master netting agreements; however, it has derivative contracts containing provisions with rights of offset. The Partnership has elected to present the fair value of derivative instruments with the right to offset on a gross basis in the balance sheet. Had the Partnership elected to present these instruments on a net basis, there would be no effect on the consolidated balance sheet as of March 31, 2017 (net asset of nil million as of December 31, 2016).

In anticipation of a debt refinancing in 2003, PNGTS entered into forward interest rate swap agreements to hedge the interest rate on its Senior Secured Notes due in 2018. These interest rate swaps were used to manage the impact of interest rate fluctuations and qualified as derivative financial instruments in accordance with ASC 815, Derivatives and Hedging. PNGTS settled its position with a payment of $20.9 million to counterparties at the time of the refinancing and recorded the realized loss in AOCL as of the termination date. The previously recorded AOCL is currently being amortized against earnings over the life of the PNGTS Senior Secured Notes.  At March 31, 2017, our 61.71 percent proportionate share of net unamortized loss on PNGTS included in AOCL was $2 million (December 31, 2016 - $2 million). For the quarter ended March 31, 2017 and 2016, our 61.71 percent proportionate share of the amortization of realized loss on derivative instruments was nil million.

NOTE 12      ACCOUNTS RECEIVABLE AND OTHER

(unaudited)
(millions of dollars)	March 31, 2017 (a)	December 31, 2016 (a)

Trade accounts receivable, net of allowance of nil	38	44
Imbalance receivable from affiliates	1	2
Other	2	1
	41	47

(a)      Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

NOTE 13      FINANCIAL CHARGES AND OTHER

Three months ended
(unaudited)	March 31,
(millions of dollars)	2017 (c )	2016 (c )

Interest Expense (a)	17	18
PNGTS’ amortization of derivative loss on derivative instruments (Note 11) (b)	—	—
Net realized loss related to the interest rate swaps (b)	—	—
Other Income (b)	—	—
	17	18

(a)      Includes debt issuance costs and amortization of discount costs.

(b)      Nil million for both periods.

(c)      Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

NOTE 14      CONTINGENCIES

Great Lakes v. Essar Steel Minnesota LLC, et al. —  On October 29, 2009, Great Lakes filed suit in the U.S. District Court, District of Minnesota, against Essar Minnesota LLC (Essar Minnesota) and certain Foreign Essar Affiliates (collectively, Essar) for breach of its monthly payment obligation under its transportation services agreement with Great Lakes. Great Lakes sought to recover approximately $33 million for past and future payments due under the agreement. On September 16, 2015, following a jury trial, the federal district court judge entered a judgment in the amount of $32.9 million in favor of Great Lakes.  On September 20, 2015, Essar appealed the decision to the United States Court of Appeals for the Eighth Circuit (Eighth Circuit) based on an allegation of improper jurisdiction and a number of other rulings by the federal district judge. Essar was required to post a performance bond for the full value of the judgment pending appeal.  In July 2016, Essar Minnesota filed for Bankruptcy. The performance bond was released into the bankruptcy court proceedings. The Foreign Essar Affiliates have not filed for bankruptcy. The

Eighth Circuit heard the appeal on October 20, 2016.  A decision on the appeal was received in December 2016 and the Eighth Circuit vacated Great Lakes’ judgment against Essar finding that there was no federal jurisdiction. Great Lakes filed a Request for Rehearing with the Eighth Circuit and it was denied in January 2017. Great Lakes currently is proceeding against Essar Minnesota in the bankruptcy court and its case against the Foreign Essar Affiliates in Minnesota state court remains pending. In April, after reaching agreement with creditors on an allowed claim, the Bankruptcy court approved Great Lakes’ claim in the amount of $31.5 million.

NOTE 15      REGULATORY

North Baja —On January 6, 2017, North Baja notified FERC that current market conditions do not support the replacement of the compression that was temporarily abandoned in 2013 and requested authorization to permanently abandon two compressor units and a nominal volume of unsubscribed firm capacity. FERC approved the permanent abandonment request on February 16, 2017. The abandonments will not have any impact on existing firm transportation service.

Great Lakes- Great Lakes is required to file a new section 4 rate case with rates effective no later than January 1, 2018 as part of the settlement agreement with customers approved in November 2013. On March 31, 2017, Great Lakes filed its rate case pursuant  to Section 4 of the Natural Gas Act (2017 Rate Case). The rates proposed in the filing will become effective on October 1, 2017, subject to refund, if alternate resolution to the proceeding is not reached prior to that date. Great Lakes has initiated customer discussions regarding the details of the filing and is currently seeking to achieve a mutually beneficial resolution through settlement with its customers.

NOTE 16      VARIABLE INTEREST ENTITIES

In the normal course of business, the Partnership must re-evaluate its legal entities under the current consolidation guidance to determine if those that are considered to be VIEs are appropriately consolidated or if they should be accounted for under other US GAAP. A variable interest entity (VIE) is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains or losses of the entity. A VIE is appropriately consolidated if the Partnership is considered to be the primary beneficiary. The VIE’s primary beneficiary is the entity that has both (1) the power to direct the activities of the VIE that most significantly impact the VIEs economic performance and (2) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

As a result of its analysis, the Partnership continues to consolidate all legal entities in which it has a variable interest and for which it is considered to be the primary beneficiary. VIEs where the Partnership is not the primary beneficiary, but has a variable interest in the entity, are accounted for as equity investments.

Consolidated VIEs

The Partnership’s consolidated VIEs consist of the Partnership’s ILPs that hold interests in the Partnership’s pipeline systems. After considering the purpose and design of the ILPs and the risks that they were designed to create and pass through to the Partnership, the Partnership has concluded that it is the primary beneficiary of these ILPs because of the significant amount of variability that it absorbs from the ILPs’ economic performance.

The assets and liabilities held through these VIEs that are not available to creditors of the Partnership and whose investors have no recourse to the credit of the Partnership are held through GTN, Tuscarora, Northern Border, Great Lakes and PNGTS due to their third party debt. The following table presents the total assets and liabilities of these entities that are included in the Partnership’s Consolidated Balance Sheet:

(unaudited)
(millions of dollars)	March 31, 2017 (b)	December 31, 2016 (b)

ASSETS (LIABILITIES) *
Cash and cash equivalents	18	14
Accounts receivable and other	28	33
Inventories	6	6
Other current assets	4	6
Equity investments	930	918
Plant, property and equipment	1,140	1,146
Other assets	2	2
Accounts payable and accrued liabilities	(20)	(21)
Accounts payable to affiliates, net	(24)	(32)
Distributions payable	(3)	(3)
Accrued interest	(5)	(2)
State income tax payable	(1)	—
Current portion of long-term debt	(46)	(52)
Long-term debt	(330)	(337)
Other liabilities	(26)	(25)
Deferred state income tax	(10)	(10)

(a)              North Baja and Bison, which are also assets held through consolidated VIEs, were excluded as the assets of these entities can be used for purposes other than the settlement of the VIE’s obligations.

(b)             Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

NOTE 17      INCOME TAXES

The state of New Hampshire (NH) imposes a business profits tax (BPT) levied at the PNGTS level. As a result of the BPT, PNGTS recognizes deferred taxes related to temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. The deferred taxes at March 31, 2017 and December 31, 2016 relate primarily to utility plant. For the three months ended March 31, 2017 and 2016, the NH BPT effective tax rate was 3.8 percent for all periods and was applied to PNGTS’ taxable income.

The state income taxes of PNGTS are broken out as follows:

	Three months ended
(unaudited)	March 31,
(millions of dollars)	2017 (a)	2016 (a)

State income taxes
Current	1	8
Deferred	—	(7)
	1	1

(a)         Recast to consolidate PNGTS for all periods presented (Refer to Note 2).

NOTE 18      SUBSEQUENT EVENTS

Management of the Partnership has reviewed subsequent events through August 3, 2017, the date the financial statements were issued, and concluded there were no events or transactions during this period that would require recognition or disclosure in the consolidated financial statements other than what is disclosed here and/or those already disclosed in the preceding notes.

Partnership

On April 25, 2017, the board of directors of our General Partner declared the Partnership’s first quarter 2017 cash distribution in the amount of $0.94 per common unit and was paid on May 15, 2017 to unitholders of record as of May 5, 2017. The declared distribution totaled $68 million and payable in the following manner: $65 million to common unitholders (including $5 million to the General Partner as a holder of 5,797,106 common units and $11 million to another subsidiary of TransCanada as holder of 11,287,725 common units) and $3 million to our General Partner, which included $1 million for its effective two percent general partner interest and $2 million of IDRs.

On May 25, 2017, the Partnership closed a $500 million public offering of senior unsecured notes bearing an interest rate of 3.90 percent maturing May 25, 2027. The net proceeds of $497 million were used to fund a portion of the Partnership’s June 1, 2017 acquisition. The indenture for the notes contains customary investment grade covenants.

On June 1, 2017, the Partnership acquired from subsidiaries of TransCanada a 49.34 percent interest in Iroquois Gas Transmission System, L.P. (Iroquois), including an option to acquire a further 0.66 percent interest in Iroquois, together with an additional 11.81 percent interest in PNGTS resulting in the Partnership owning a 61.71 percent interest in PNGTS (2017 Acquisition). The total purchase price of the 2017 Acquisition was $765 million plus preliminary purchase price adjustments amounting to $9 million. The purchase price consisted of  (i) $710 million for the Iroquois interest (less $164 million, which reflected our 49.34 percent share of Iroquois outstanding debt on June 1)  (ii) $55 million for the additional 11.81 percent interest in PNGTS (less $5 million, which reflected our 11.81% proportionate share in PNGTS’ debt on June 1) and (iii) preliminary working capital adjustments on PNGTS and Iroquois amounting to $3 million and $6 million, respectively. Additionally, the Partnership paid $1,000 for the option to acquire TransCanada’s remaining 0.66 percent interest in Iroquois. The Partnership funded the cash portion of the 2017 Acquisition through a combination of proceeds from the May 2017 public debt offering (refer to Note 5) and borrowing under our Senior Credit Facility.

As at the date of the 2017 Acquisition, there was significant cash on Iroquois’ balance sheet.  Pursuant to the Purchase and Sale Agreement associated with the acquisition of the Iroquois interest, as amended, the Partnership agreed to pay $28 million plus interest to TransCanada on August 1, 2017 for its 49.34 percent share of cash determined to be surplus to Iroquois’ operating needs. In addition, the Partnership expects to make a final working capital adjustment payment by the end of August. The $28 million and the related interest were included in accounts payable to affiliates at June 30, 2017.

The Iroquois’ partners adopted a distribution resolution to address the significant cash on Iroquois’ balance sheet post-closing. The Partnership expects to receive the $28 million of unrestricted cash as part of its quarterly distributions from Iroquois over 11 quarters under the terms of the resolution, beginning with the second quarter 2017 distribution on August 1, 2017.

The acquisition of a 49.34 percent interest in Iroquois was accounted prospectively and as a transaction between entities under common control, whereby the equity investment in Iroquois was recorded at TransCanada’s carrying value and the total excess purchase price paid was recorded as a reduction in Partners’ Equity.

The acquisition of an additional 11.81 percent interest in PNGTS, which resulted to the Partnership owning 61.71 percent in PNGTS, was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby assets and liabilities of PNGTS was recorded at TransCanada’s carrying value and the Partnership’s historical financial information, except net income per common unit, was recast to consolidate PNGTS for all periods presented.

On July 20, 2017, the board of directors of our General Partner declared the Partnership’s second quarter 2017 cash distribution in the amount of $1.00 per common unit payable on August 11, 2017 to unitholders of record as of August 1, 2017. The declared distribution reflects a $0.06 per common unit increase to the Partnership’s first quarter 2017 quarterly distribution. The declared distribution totaled $74 million and is payable in the following manner: $69 million to common unitholders (including $6 million to the General Partner as a holder of 5,797,106 common units and $11 million to another subsidiary of TransCanada as holder of 11,287,725 common units) and $5 million to our General Partner, which included $2 million for its effective two percent general partner interest and $3 million of IDRs.

Northern Border

Northern Border declared its March 2017 distribution of $13 million on April 7, 2017, of which the Partnership received its 50 percent share or $7 million on April 28, 2017.

Northern Border declared its April 2017 distribution of $14 million on May 12, 2017, of which the Partnership received its 50 percent share or $7 million on May 31, 2017.

Northern Border declared its May 2017 distribution of $12 million on June 7, 2017, of which the Partnership received its 50 percent share or $6 million on June 30, 2017.

Northern Border declared its June 2017 distribution of $14 million on July 7, 2017, of which the Partnership received its 50 percent share or $7 million on July 31, 2017.

Great Lakes

Great Lakes declared its first quarter 2017 distribution of $43 million on April 19, 2017, of which the Partnership received its 46.45 percent share or $20 million. The distribution was paid on May 1, 2017.

Great Lakes declared its second quarter 2017 distribution of $15 million on July 18, 2017, of which the Partnership will receive its 46.45 percent share or $7 million on August 1, 2017.

On April 24, 2017, Great Lakes reached an agreement on the terms of a potential new long-term transportation capacity contract with its affiliate, TransCanada.  The contract is for a term of 10 years with a total contract value of up to $758 million. The contract may commence as soon as November 1, 2017 and contains termination options beginning in year three. The contract is subject to the satisfaction of certain conditions, including but not limited to approval by the Canadian National Energy Board of an associated contract between TransCanada and third party customers. Great Lakes current rate structure includes a revenue sharing mechanism that requires Great Lakes to share with its customers certain percentages of any qualifying revenues earned above a calculated return on equity threshold. Additionally, Great Lakes is currently pursuing resolution of its March 31, 2017 General Section 4 Rate Filing (refer to Note 20). We cannot predict the cumulative impact of these circumstances to the Partnership’s earnings and cash flows at this time.

Iroquois

Iroquois declared its second quarter 2017 distribution of $28 million on July 27, 2017, of which the Partnership received its 49.34 percent share or $14 million on August 1, 2017.